Exhibit 99.1

VSE Reports Financial Results for Second Quarter 2010

Quarterly Revenue and Income Decline; Operating Margin Improves

ALEXANDRIA, Va.--(BUSINESS WIRE)--July 29, 2010--VSE Corporation (Nasdaq: VSEC) reported the following unaudited consolidated financial results for its second quarter ended June 30, 2010.

Financial Results

	Three months ended June 30,			Six months ended June 30,
(in thousands, except per-share data and percentages)	2010	2009	% Change	2010	2009	% Change
Revenues	$212,473	$255,109	(16.7)%	$440,649	$495,564	(11.1)%
Operating income	$9,953	$10,489	(5.1)%	$18,604	$17,933	3.7%
Operating margin	4.7%	4.1%	Up 60 bp	4.2%	3.6%	Up 60 bp
Net income	$6,103	$6,442	(5.3)%	$11,501	$11,082	3.8%
Diluted EPS	$1.18	$1.25	(5.6)%	$2.22	$2.16	2.8%

For the second quarter of 2010, revenues were $212.5 million compared to $255.1 million in the second quarter of 2009. For the first six months of 2010, revenues were $440.6 million compared to $495.6 million for the first six months of 2009.

The primary reason for the decrease in revenues for the second quarter and the first six months of 2010 as compared to the second quarter and first six months of 2009, is a decrease in the amount of “pass-through” work that is performed by our subcontractors under the R2 Contract. Our strategic efforts to improve our profit margins include increasing direct labor revenue, which is performed by our own employees and carries a higher profit margin, as well as diversifying our service offerings and customer base. Growth in direct labor revenue which is performed by our employees has partially offset the declines in pass-through, resulting in higher operating margins on lower revenue.

Operating income for the second quarter of 2010 was $10.0 million (4.7% of revenue) compared to $10.5 million (4.1% of revenue) in the second quarter of 2009. For the first six months of 2010, operating income was $18.6 million (4.2% of revenue) compared to $17.9 million (3.6% of revenue) for the first six months of 2009.

Operating income declined for the second quarter but increased for the first six months of 2010 compared to 2009. The changes in our year over year operating income levels were driven primarily by changes in the levels and composition of our revenues for these periods. Our revenues in 2010 were comprised of an increased amount of direct labor generated revenues and lesser amounts of low margin subcontractor revenues. The resulting improvement in our operating margins had a mitigating effect on the second quarter decline in operating income and resulted in an increase in operating income for the first six months.

Net income for the second quarter of 2010 was $6.1 million, or $1.18 per diluted share, compared to $6.4 million, or $1.25 per diluted share, in the second quarter of 2009. Net income for the first six months of 2010 was $11.5 million, or $2.22 per diluted share, compared to $11.1 million, or $2.16 per diluted share for the first six months of 2009.

The IT, Energy and Management Consulting Group segment delivered strong results in the second quarter and first six months of 2010. For the second quarter of 2010, revenues for the segment increased 15% and operating income increased 10% compared to the second quarter of 2009. For the first six months of 2010, revenues for the segment increased 18% and operating income increased 30% compared to the first six months of 2009.

Funded contract backlog at June 30, 2010 was $491 million, up 7% compared to $457 million at March 31, 2010 and up 3% compared to $476 million at December 31, 2009.

Operational Highlights in Second Quarter 2010

  Our FSS Division received the Supplier of the Year award for 2009-2010 from Letterkenny Army Depot (LEAD) for the services it provided on the LEAD Forward team supporting the Route Clearance Vehicle Modernization Program in Kuwait. Through VSE’s successful performance, the LEAD Forward operation has become a benchmark for future programs that support the nation’s Warfighters.
  Our GLOBAL Division received several contract awards for its ship reactivation and transfer services.

  -- A $35.8M In-Country Technical Assist award to provide Management, Engineering, Technical, Training and Logistics support for the Egyptian Navy FMS programs and ex-United States Navy transferred ships either in port or at sea, as necessary to support ship operations, training and maintenance.

  -- Two awards totaling $12.3 million to support the reactivation and transfer of the USS McInerney (FFG-8) to Pakistan.

  Our subsidiary ICRC was awarded a $28.5 million task order under the U.S. Maritime Administration’s Port of Anchorage Intermodal Expansion Project to perform construction management services on the North Extension Bulkhead in Anchorage, Alaska.
  Our Fleet Maintenance Division received a $42.5 million cost-plus-fixed-fee, indefinite-delivery/indefinite-quantity contract for decontamination and demolition support services for the U.S. Navy’s industrial revitalization program.
  Our Fleet Maintenance Division was awarded a $5 million, two-year recompete contract by the U.S. Air Force to support the Basic Expeditionary Airfield Resources program (BEAR) at three U.S. Air Force bases.

Commenting on VSE’s financial results for the second quarter of 2010, Maurice “Mo” Gauthier, VSE’s CEO said, “Last year’s government transition significantly delayed the pace of Federal contract awards and the contract funding process. We have experienced continued award delays in 2010 but we remain focused on our strategy of generating more profitable revenues from direct labor performed by our own employees, and becoming less reliant on revenues from subcontractor labor. Our backlog has increased compared to December 31, 2009 and we have added 78 employees, continuing our strategy of expanding our direct labor workforce in our core areas of expertise – sustainment of legacy systems, operational support for the warfighter, engineering support for foreign military sales and IT, energy and management consulting services. Our continued operating margin improvement in the second quarter is the result of a more profitable mix of federal services work. Our IT, Energy and Management Consulting business, which performs professional services for federal civilian agencies, has performed well from a revenue standpoint and we are pleased with its continued margin improvement.”

About VSE

VSE is a diversified Federal Services company of choice with over 50 years of experience in solving issues of global significance with integrity, agility, and value. VSE is dedicated to making our clients successful by delivering talented people and innovative solutions for logistics, engineering, IT services, construction management and consulting. For additional information on VSE services and products, please see the Company's web site at www.vsecorp.com or contact Randy Hollstein, VSE Corporate Vice President of Sales and Marketing, at (703) 329-3206.

VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE’s public filings with the U.S. Securities and Exchange Commission for further information and analysis of VSE’s financial condition and results of operations. The public filings include additional discussion about the status of specific customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management’s discussion of short and long term business challenges and opportunities.

Safe Harbor

This news release contains statements that to the extent they are not recitations of historical fact, constitute “forward looking statements” under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE’s public filings with the Securities and Exchange Commission, including VSE’s annual report on Form 10-K for the year ended December 31, 2009 and subsequent reports filed with the Securities and Exchange Commission.

VSE Corporation and Subsidiaries
Consolidated Balance Sheets (unaudited)
(in thousands except share and per share amounts)
	June 30,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$7,097	$8,024
Receivables, principally U.S. Government, net	138,533	175,185
Deferred tax assets	1,421	2,036
Other current assets	7,426	7,979
Total current assets	154,477	193,224

Property and equipment, net	23,947	24,683
Intangible assets	8,417	9,336
Goodwill	20,930	19,530
Other assets	6,975	7,217
Deferred tax assets	342	-
Total assets	$215,088	$253,990

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$69,056	$112,995
Accrued expenses	28,991	34,069
Dividends payable	312	258
Total current liabilities	98,359	147,322

Deferred compensation	3,558	3,934
Deferred income taxes	-	324
Other liabilities	1,088	1,100
Total liabilities	103,005	152,680

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $0.05 per share,	260	258
authorized 15,000,000 shares; issued and
outstanding 5,192,202 and 5,170,190,
respectively
Additional paid-in capital	15,562	15,720
Retained earnings	96,261	85,332
Total stockholders’ equity	112,083	101,310
Total liabilities and stockholders’ equity	$215,088	$253,990

VSE Corporation and Subsidiaries
Consolidated Statements of Income (Unaudited)
(in thousands except share and per share amounts)
	For the three months		For the six months
	ended June 30,		ended June 30,
	2010	2009	2010	2009

Revenues	$212,473	$255,109	$440,649	$495,564

Contract costs	202,063	244,440	421,290	477,249

Selling, general and administrative expenses	457	180	755	382

Operating income	9,953	10,489	18,604	17,933

Interest expense (income), net	19	(60)	14	(119)

Income before income taxes	9,934	10,549	18,590	18,052

Provision for income taxes	3,831	4,107	7,089	6,970

Net income	6,103	6,442	11,501	11,082

Basic earnings per share	$1.18	$1.26	$2.22	$2.16

Basic weighted average shares outstanding	5,191,909	5,130,372	5,186,191	5,121,414

Diluted earnings per share	$1.18	$1.25	$2.22	$2.16

Diluted weighted average shares outstanding	5,191,909	5,142,799	5,186,191	5,134,759

Dividends declared per share	$0.060	$0.050	$0.110	$0.095

VSE Corporation and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)
(in thousands)
	For the six months
	ended June 30,
	2010	2009
Cash flows from operating activities:
Net income	$11,501	$11,082
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,267	3,518
Loss (gain) on sale of property and equipment	10	(130)
Deferred taxes	(51)	(413)
Stock-based compensation	392	625
Excess tax benefits on stock-based compensation	-	(13)
Changes in operating assets and liabilities:
Receivables, net	36,652	59,545
Other current assets and noncurrent assets	738	1,381
Accounts payable and deferred compensation	(44,315)	(61,567)
Accrued expenses	(5,181)	(3,763)
Other liabilities	(12)	79

Net cash provided by operating activities	4,001	10,344

Cash flows from investing activities:
Purchases of property and equipment	(2,565)	(4,891)
Proceeds on the sale of property and equipment	-	150
Contingent consideration payments	(1,845)	(1,612)

Net cash used in investing activities	(4,410)	(6,353)

Cash flows from financing activities:
Borrowings on loan arrangement	120,366	112,860
Repayments on loan arrangement	(120,366)	(116,890)
Dividends paid	(518)	(460)
Excess tax benefits on stock-based compensation	-	13
Proceeds from the exercise of stock options	-	31

Net cash used in financing activities	(518)	(4,446)

Net decrease in cash and cash equivalents	(927)	(455)
Cash and cash equivalents at beginning of period	8,024	638
Cash and cash equivalents at end of period	7,097	183

CONTACT:
VSE News Contact:
Keren Ackerman, 703-329-4605